Exhibit (d)(11)
CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS
EXHIBIT, BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]”
INDICATES THAT INFORMATION HAS BEEN REDACTED.
THIS SELLING SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into on October 16, 2023, by and between Carl Raimond (the “Selling Shareholder”) and Thermo Fisher Scientific Inc., a Delaware corporation (“Parent or Buyer”).
WHEREAS, the Selling Shareholder, directly or indirectly, is the record and beneficial owner of 248,249 common shares, quota value SEK 2.431906612623020 per share, of Olink Holding AB (publ), a public limited liability company organized under the Laws of Sweden (the “Company”, and such shares, “Shares”), and /or American Depository Shares representing Shares (“ADSs”) and certain vested and unvested stock options, restricted stock units and other derivative securities in respect of the Shares (the Shares, ADSs, stock options, restricted stock units and other securities held by the Selling Shareholder, collectively, the “Applicable Securities”);
WHEREAS, as reflected in that Purchase Agreement by and among Buyer and the Company, dated as of the date hereof (the “Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement), Buyer intends, through one or more subsidiaries, to purchase all of the Offer Securities;
WHEREAS, the date (the “Closing”) that is (a) the date that Buyer, through one or more subsidiaries, has acquired more than 90% of the issued and outstanding Offer Securities or, if earlier, (b) the date that Buyer, through one or more subsidiaries, has acquired the Applicable Securities that are also Offer Securities; provided that such date occurs within one year of the date of this Agreement (the latest such date, the “Outside Date”);
WHEREAS, following the Closing, Buyer intends, or intends to cause its Affiliates, to continue to conduct and operate the businesses of the Company and its Subsidiaries through Buyer’s business units;
WHEREAS, Buyer and the Selling Shareholder acknowledge and agree that a material aspect of Buyer’s decision to enter into the Purchase Agreement and intention to consummate the Closing, whether pursuant to the Purchase Agreement or otherwise, is the acquisition of the Company’s goodwill for the purpose of Buyer carrying on a business that is similar to the business of the Company and its Subsidiaries;
WHEREAS, the Company has represented, and Buyer has concluded, following due diligence, that the Company’s business, technology and personnel have substantial value to Buyer, and that the consideration that Buyer, or its subsidiaries, expects to pay to acquire the Offer Securities (the “Consideration”), whether pursuant to the Purchase Agreement or otherwise, appropriately reflects that value;
WHEREAS, all of the Applicable Securities (a) that are Offer Securities will be converted into the Consideration and (b) that are not Offer Securities will continue to represent awards (whether of the Company, Parent or cash-retention awards) with a value that is expected to be determined based on the Consideration;
WHEREAS, to induce Buyer to enter into the Purchase Agreement and pursue the Closing and in consideration of, among other things, the amount that the Selling Shareholder will receive in connection with some of the Applicable Securities, the Selling Shareholder is entering into this Agreement and thereby assuming the undertakings and obligations set forth herein; and
WHEREAS, Buyer and the Selling Shareholder acknowledge and agree that the obligations of the Selling Shareholder pursuant to this Agreement are an essential part of the economic terms of the Purchase Agreement and Buyer’s intention to pursue the Closing.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereto agree as follows:
SECTION 1. Effectiveness. This Agreement, and the covenants and restrictions set forth in Section 2 and 3, shall become effective upon the Closing. For the avoidance of doubt, in the event the Purchase Agreement is terminated by the parties thereto in accordance with its terms without the occurrence of the Closing, this Agreement shall remain outstanding in accordance with its terms. In the event the Closing does not occur prior to the Outside

Date, this Agreement shall be null and void ab initio. In the event the Closing does occur, this Agreement shall become effective without regard to whether the Selling Shareholder is a director, officer or employee (or holds any other status or position) with Buyer, the Company or any of their respective Affiliates.
SECTION 2. Non-Competition. As a necessary measure to protect the Company’s confidential trade secrets and proprietary information, and to ensure that Buyer and its Affiliates realize the goodwill and associated benefits of the Transactions, during the three-year period following the Closing (the “Restricted Period”), the Selling Shareholder shall not, directly or indirectly, engage, participate or invest in or be employed by any business within the Restricted Area (as defined below) which: develops, manufactures, produces or provides (or distributes, markets or otherwise sells), directly or indirectly, (a) products or services for the proteomics market or (b) other product or services that are substitutable for those described in clause (a) (together, the “Restricted Field”), in each case, that are competitive with, similar to or substitutable for those provided or offered by the business as conducted by the Company and its Affiliates prior to or as of the Closing. The foregoing restrictions shall apply regardless of the capacity in which the Selling Shareholder engages, participates or invests in or is employed by a given business, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise. “Restricted Area” shall mean each state and territory of the United States of America and each country of the world outside of the United States of America in which the Company or its Affiliates had developed, produced, marketed, sold and/or distributed its products and/or services in connection with their business as of the Closing or within the two-year period prior thereto. Buyer understands and agrees that the provisions of this Agreement shall not prevent the Selling Shareholder from acquiring or holding publicly traded stock or other publicly traded securities of a business within the Restricted Field, so long as the Selling Shareholder’s ownership does not exceed 1% percent of the outstanding securities of such company of the same class as those held by the Selling Shareholder.
SECTION 3. Non-Solicitation of Employees and Consultants. As a necessary measure to protect the Company’s confidential trade secrets and proprietary information, and to ensure that Buyer and its Affiliates realize the goodwill and associated benefits of the Transactions, during the Restricted Period, the Selling Shareholder shall not, directly or indirectly: (i) employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Company or its Affiliates as of the Closing to, as applicable, leave his or her employment and/or become an employee, consultant or representative of any other entity (including the Selling Shareholder’s employer); or (ii) solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, service, or contact any person or entity which was as of or within the two years prior to the Closing, a customer or client of the Company or its Affiliates, for purposes of marketing, offering or selling a product or service competitive with the business of the Company or its Affiliates as of the Closing.
SECTION 4. Equitable Relief. The Selling Shareholder acknowledges and agrees that Buyer’s remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Selling Shareholder agrees that, in the event of such breach, in addition to any remedies at law it may have, Buyer, without posting any bond, shall be entitled (without the necessity of showing economic loss or actual damages) to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. The Selling Shareholder further acknowledges that should such Selling Shareholder violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Buyer or its Affiliates and that in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary and permanent injunctive relief and attorneys’ fees and expenses. The preceding sentences shall not be construed as a waiver of the rights that Buyer may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.
SECTION 5. Acknowledgment. Each of the Selling Shareholder and Buyer acknowledges and agrees that the covenants, agreements, obligations and undertakings contained in this Agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical or technical areas than are provided herein. Each party further acknowledges that Buyer would not enter into the Purchase Agreement and pursue the Closing in the absence of the covenants, agreements, obligations and undertakings contained in this Agreement and that such covenants, agreements, obligations and undertakings are essential to protect the value of the Company following the Closing and Buyer.

SECTION 6. Reasonableness of Provisions; Severability. The Selling Shareholder expressly understands and agrees that although both the Selling Shareholder, on the one hand, and Buyer, on the other hand, consider the covenants, agreements, obligations and undertakings contained in this Agreement, including the restrictions contained in Sections 2 and 3 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or geographical or technical area restrictions contained herein, or any other provision or restriction contained herein, is an unenforceable provision or restriction against any Selling Shareholder, the provisions and restrictions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and geographical or technical areas and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, and such provision or restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the remaining provisions and restrictions contained herein, which remaining provisions and restrictions shall be deemed severable from the unenforceable provision or restriction and shall remain in full force and effect.
SECTION 7. Jurisdiction; Waiver of Jury Trial.
(a) Any action concerning this Agreement shall be commenced and maintained exclusively in the chancery court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any State or Federal court within the State of Delaware). Each party hereto hereby irrevocable submits to the personal jurisdiction and venue of all such courts, and agrees such party will not challenge personal jurisdiction or venue of such courts or seek to have any action concerning this Agreement dismissed or transferred based on personal jurisdiction, venue, inconvenience or otherwise.
(b) THE PARTIES HERETO EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY
SECTION 8. Consent to Service of Process. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any action or proceeding described in Section 7 by the delivery of a copy thereof (other than by email) in accordance with the provisions of Section 11, in addition to any other method of service provided by applicable Law.
SECTION 9. Governing Law. This Agreement and any Action arising out of or relating to this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware.
SECTION 10. Entire Agreement. This Agreement represents the entire understanding and agreement, written or oral, of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements or understandings, written or oral, between or among the parties with respect thereto. Notwithstanding the foregoing, and the Tender and Support Agreement by and among Buyer, and the Selling Shareholder, dated as of the date hereof and as amended from time to time pursuant to the terms thereof and any agreement between the Selling Shareholder and the Company shall each constitute an independent and separately enforceable agreement between the parties thereto and shall have no effect on the rights and obligations of the parties hereunder.

SECTION 11. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person, (b) when sent, if sent by email, (c) three Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):
(i)		if to Buyer:

Thermo Fisher Scientific Inc.
168 Third Avenue
Waltham, MA 02451

Attention:		Michael Boxer, Senior Vice President and General Counsel
Jonas Svedlund, Vice President and Deputy General Counsel
Michael.boxer@thermofisher.com
jonas.svedlund@thermofisher.com

with an additional copy (which will not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019

	Attention:	Ting S. Chen Bethany A. Pfalzgraf
	Email:	tchen@cravath.com bpfalzgraf@cravath.com

(ii)		if to the Selling Shareholder:

Carl Raimond
[***]

Attention: Carl Raimond
Email: [***]
SECTION 12. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the parties hereto. A provision of this Agreement can be waived only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
SECTION 13. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

SECTION 14. Headings; Misc. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified. The word “including” when used in this Agreement shall be deemed to mean “including (but not limited to)”.
SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Selling Shareholder Agreement effective as of the day and year first written above.
THERMO FISHER SCIENTIFIC INC.,

by	/s/ Gianluca Pettiti

Name: Gianluca Pettiti
Title: Executive Vice President
[Signature Page to Selling Shareholder Agreement]

CARL RAIMOND,

by	/s/ Carl Raimond

Name: Carl Raimond
Title: President
[Signature Page to Selling Shareholder Agreement]
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